ex99-6

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
UPSTATE ENERGY INC.,

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

(1)	The current name of the corporation is Upstate Energy Inc. The name under which it was originally formed was Niagara Energy Trading Inc.

(2)	The certificate of incorporation of Niagara Energy Trading Inc. was filed by the Department of State on July 16, 1997.

(3)

This certificate of amendment amends Article FIRST of the Restated Certificate of Incorporation of Niagara Trading Inc., filed May 21, 1998, which reads, “The name of this corporation is Upstate Energy Inc.” Article FIRST is amended to read “The name of this corporation is Horizon LFG, Inc.”

(4)

This amendment was authorized by unanimous written consent of the board of directors of Upstate Energy Trading Inc., followed by written consent of the sole shareholder of Upstate Energy Trading Inc., both dated March 11, 2004

I have signed this certificate of amendment on March 15, 2004, and affirm that the statements in it are true under penalties of perjury.

/s/ John Solomon John Solomon Attorney-in-Fact 6363 Main Street Williamsville, NY 14221